Exhibit 99.1

Gilla and Scandinavian Tobacco UK to Launch E-Cig Brand

Miami, Florida – May 21, 2014 – Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA) is pleased to announce it has entered into a three-year exclusive agreement with Scandinavian Tobacco Group United Kingdom Ltd. (“STG UK” or the “Client”)—the UK-based subsidiary of the world-leading cigar manufacturer and pipe tobacco company—to supply, brand and distribute a proprietary line of electronic cigarettes (“e-cigarettes”), vaporizers and e-liquids in that country. STG UK currently services just under 50% of the UK cigar market through over ten thousand retail outlets. In late 2013, the e-cigarette market in the UK was estimated at one hundred million pounds (£100 million).

Gilla’s turnkey solution for the Client will include premium e-cigarettes, vaporizers and e-liquid products, as well as packaging design and branding.

“This agreement demonstrates the increasing demand for Gilla’s private label e-cigarette solution, along with the fact that we are an ideal partner for major players in the tobacco industry,” said Graham Simmonds, CEO of Gilla.

“Our goal is to form lasting, successful relationships with our partners,” stated Danny Yuranyi, President of Gilla. “We are excited about this new partnership and look forward to working with STG UK to continually innovate and improve the brand, the product and services and increase our value-add to them.”

About Gilla Inc.

Gilla Inc. designs, markets and distributes electronic cigarettes (“e-cigarettes”), vaporizers, e-liquids and related accessories. Gilla provides white-label solutions to its clients including branding, marketing and sales support. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

About STG UK

Scandinavian Tobacco Group United Kingdom Ltd. is STG's British sales company covering the markets of the UK Mainland, Northern Ireland, Channel Islands and the Republic of Ireland. STG United Kingdom is market leader within cigars with more than 47% of the market. The best selling cigar brand is Café Crème with a significant market share in the miniature cigar segment.

For more information visit: www.st-group.com

Forward-looking Statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.'s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. Graham Simmonds
Chief Executive Officer
1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc